Exhibit 15.2

16 March 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by GlaxoSmithKline plc (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Form 20-F of GlaxoSmithKline plc dated 16 March 2018. We agree with the statements concerning our Firm in such Form 20-F.

Yours faithfully

/s/ PricewaterhouseCoopers LLP
London, United Kingdom

PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH

T: +44 (0) 20 7583 5000, F: +44 (0) 20 7212 4652, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.

16.F    Change in Registrant’s Certifying Accountant

GSK, through the Audit & Risk Committee, conducted an external audit tender in 2016 with a view to replacing PricewaterhouseCoopers LLP (PwC) from our 2018 financial year onwards. As disclosed in last year’s Annual Report, PwC was not invited to participate in this audit tender process having regard to audit firm rotation requirements, as dictated by UK legislation. The audit tender process was completed in December 2016 when, following the recommendation of the Audit & Risk Committee, the Board announced that it would appoint Deloitte LLP (Deloitte) as GSK’s new external auditor to undertake GSK’s audit for the financial year ending 31 December 2018.

During the two years prior to 31 December 2017 and the subsequent interim period through 16 March 2018, (1) PwC has not issued any reports on the financial statements of the Company or the Group or on the effectiveness of internal control over financial reporting that contained an adverse opinion or a disclaimer of opinion, nor were the auditors’ reports of PwC qualified or modified as to uncertainty, audit scope, or accounting principles, and (2) there has not been any disagreement as that term is used in Item 16F(a)(1)(iv) of Form 20-F over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to PwC’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its auditors’ reports, or any “reportable event” as that term is used in Item 16F(a)(1)(v) of Form 20-F as described in the Group’s Form 20-F during this two year period and through 16 March 2018

Further in the two years prior to 31 December 2017 and through 16 March 2018, GSK have not consulted with Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of GSK; or (ii) any matter that was the subject of a disagreement as that term is used in Item 16F(a)(1)(iv) of Form 20-F or a “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

Further information regarding external auditors’ appointment is set forth under the headings “External auditors” on page 96, “Auditors’ appointment” on pages 101 to 102 and “Auditors’ transition” on pages 103 to 104 of the GSK Annual Report 2017 and is incorporated herein by reference.

PwC will resign after the firm has concluded the 2017 external audit process and the Audit & Risk Committee will recommend to the Board that Deloitte be appointed to fill the casual vacancy. GSK Shareholders will be invited to appoint Deloitte as GSK’s new external auditors at the 2018 AGM to be held on 3 May 2018. Deloitte commenced transition activities, including observing PwC activity, as an independent audit firm on 4 July 2017.

GSK has provided PwC with a copy of the foregoing disclosure and has requested that PwC furnish GSK with a letter addressed to the SEC stating whether it agrees with such disclosure. A copy of the letter, dated 16 March 2018, is filed herewith as Exhibit 15.2.